Exhibit 99.1
Expensify Announces Closing of Initial Public Offering and Exercise in Full of the Underwriters’ Option to Purchase Additional Shares
PORTLAND, Oregon, November 15, 2021 – Expensify, Inc. (Nasdaq: EXFY), a payments superapp that helps individuals and businesses around the world simplify the way they manage money across expenses, corporate cards and bills, today announced the closing of its initial public offering of 11,190,392 shares of its Class A common stock. Expensify sold 2,608,696 shares of Class A common stock and the selling stockholders named in the prospectus sold 8,581,696 shares of Class A common stock, including 1,459,616 shares sold by certain of such selling stockholders pursuant to the exercise in full of the underwriters’ option to purchase additional shares of common stock, at a public offering price of $27.00 per share. Expensify’s Class A common stock is listed on The Nasdaq Global Select Market under the ticker symbol "EXFY."
J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and BofA Securities acted as joint lead bookrunning managers for the offering. Piper Sandler & Co., JMP Securities LLC and Loop Capital Markets acted as co-managers for the offering.
A registration statement on Form S-1 relating to the offering of these securities was filed with the SEC and was declared effective on November 9, 2021. The offering was made only by means of a prospectus. A copy of the final prospectus relating to the offering may be obtained from: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (866) 803-9204, or by email at prospectus-eq_fi@jpmchase.com; Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (800) 831-9146, or by email at prospectus@citi.com; or BofA Securities, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, or by email at dg.prospectus_requests@bofa.com.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Expensify
Expensify is a payments superapp that helps individuals and businesses around the world simplify the way they manage money. More than 10 million people use Expensify's free features, which include corporate cards, expense tracking, next-day reimbursement, invoicing, bill pay, and travel booking in one app. All free. Whether you own a small business, manage a team, or close the books for your clients, Expensify makes it easy so you have more time to focus on what really matters.
Contact
James Dean
press@expensify.com
Larry Yu
Brunswick Group
Expensify@brunswickgroup.com